Exhibit 10.2
BRIGHTPOINT, INC.
AMENDED AND RESTATED
AGREEMENT FOR
SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT
     THIS AMENDED AND RESTATED AGREEMENT is entered into as of the 16th day of August, 2011 by and between J. Mark Howell (the “Executive”) and Brightpoint, Inc., an Indiana corporation (the “Company”). This Agreement fully supercedes the prior Amended and Restated Agreement for Supplemental Executive Retirement Benefit entered into by the parties on January 19, 2006, effective on April 7, 2005.
     1. Eligibility for Supplemental Retirement Benefit. In addition to any amounts that may be payable to the Executive pursuant to any other compensation or benefit plan or program maintained by the Company to which the Executive may be entitled, subject to Section 5 below, the Company shall pay to the Executive beginning upon the later of his Date of Termination (as such term is defined in that certain Amended and Restated Employment Agreement dated as of July 1, 1999 between the Executive and the Company, as it may be amended from time to time (the “Employment Agreement”)) or his attainment of age 53 (the applicable date the “Payment Start Date”), an annual amount (the “Supplemental Retirement Benefit”) calculated and paid pursuant to the provisions of this Agreement including, but not limited to, the payment period described in Section 3 below.
     2. Calculation of the Supplemental Retirement Benefit.
          (a) Formula. The Supplemental Retirement Benefit shall equal the lesser of:
          (i) $344,000 and
          (ii) the product of (A) the Gross Benefit as defined in subsection 2(b) below, multiplied by (B) the Early Commencement Percent defined in subsection 2(e) below.
          (b) Gross Benefit. The Gross Benefit shall equal an annual payment equal to the product of the Accrual Percentage (as calculated in accordance with subsection 2(c) below) multiplied by the Final Average Earnings (as defined in subsection 2(d) below).
          (c) Accrual Percentage. The Accrual Percentage shall equal the lesser of (A) the sum of (i) through (v) below, and (B) 50%:
          (i) 10%; plus
          (ii) 2%, if the Executive is employed by the Company on June 30, 2005; plus
          (iii) 4% for each full Year (as defined below) the Executive is employed by the Company from July 1, 2005 through June 30, 2008; plus

          (iv) 2% for each full Year the Executive is employed by the Company from July 1, 2008 through June 30, 2018; plus
          (v) 1% for each full Year the Executive is employed by the Company thereafter.
For purposes of this Agreement, “Year” means the twelve-month period commencing each July 1 and ending each June 30.
          (d) Final Average Earnings. The Executive’s Final Average Earnings for purposes of subsection 2(b) above shall equal the quotient of (i) the sum of (A) the Executive’s Annual Base Salary (as defined below) for the 5 Years prior to the Executive’s Date of Termination plus (B) the Executive’s target cash bonus with respect to the calendar year ending in each such Year (notwithstanding when such bonus is paid or payable and specifically excluding any equity-based awards), divided by (ii) 5. “Annual Base Salary” shall mean the base rate of cash compensation payable by the Company to or for the benefit of the Executive for services rendered, including base pay the Executive could have received in cash in lieu of deferrals pursuant to any non-qualified deferred compensation plan or pursuant to any pre-tax contribution made on the Executive’s behalf to any qualified plan maintained by the Company pursuant to a cash or deferred arrangement (as defined under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”)), under any cafeteria plan (as defined under Section 125 of the Code) or under a qualified transportation fringe benefit (as defined under Section 132(f) of the Code).
          (e) Early Commencement Percent. The Early Commencement Percent shall equal the result of:
          (i) 100%, less
          (ii) the product of .25% for each full calendar month the Payment Start Date precedes the calendar month in which occurs the Executive’s 62nd birthday (designed to be a 3% discount for each full twelve-month period the Payment Start Date precedes the Executive’s 62nd birthday, with monthly pro-ration for any period of less than twelve months).
     3. Form of Payment of Supplemental Retirement Benefit. The Supplemental Retirement Benefit payable hereunder shall be paid for a ten-year period in an annual amount determined pursuant to Section 2 above. Payment shall commence effective on the Payment Start Date, with payments to be made monthly in arrears as of the first of each month. To the extent required for compliance with the terms of Code Section 409A (including the Treasury regulations and other published guidance relating thereto), payments shall not be made during a period immediately following the Date of Termination (the “Delay Period”) and, on the first business day immediately following the Delay Period (the “Catch-Up Payment Date”) the Executive shall receive a lump-sum payment equal to the total of the payments that would have otherwise been made during the Delay Period plus simple interest on each such payment for the period from the date such payment would otherwise have been made to the Catch-Up Payment Date, with such interest at a rate equal to 1% over the prime rate as published in The Wall Street

Journal (U.S. Edition) as of the Date of Termination or, if the Wall Street Journal is not published on such date, the next following date that The Wall Street Journal is published.
     4. Survivor Benefit. If the Executive dies prior to his Payment Start Date, the Executive’s Supplemental Retirement Benefit shall be calculated as of the date of the Executive’s death (with such date the “Payment Start Date” for purposes of Section 2(e)) and paid to his Spouse (as defined below) commencing no later than sixty (60) days after the Executive’s death with payments to be made as set forth in Section 3 for the ten year period. If the Executive dies while receiving the Supplemental Retirement Benefit, the Executive’s unpaid Supplemental Retirement Benefit shall be paid to his Spouse commencing no later than sixty (60) days after the Executive’s death with payments to be made as set forth in Section 3 for the remainder of the ten-year period. “Spouse” shall mean the Executive’s legal spouse at the time of the Executive’s death and shall not mean a former spouse. If the Executive does not have a Spouse at the time of his death, then no Supplemental Retirement Benefit shall be paid for any days after the Executive’s death. If the Spouse dies while receiving the Supplemental Retirement Benefit, then no Supplemental Retirement Benefit shall be payable for any days after the date of the Spouse’s death.
     5. Termination for Cause. If the Executive’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement), then the Payment Start Date shall be the Executive’s 62nd birthday.
     6. Withholding. All payments provided for in this Agreement shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable federal, state or local law.
     7. Unsecured General Creditor. Nothing contained in this Agreement and no action taken pursuant to its provisions by the Company or any person, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. The payments to the Executive hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Executive acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company.
     8. General Provisions.
          (a) Enforceability. To the extent not preempted by Federal law, the validity, interpretation, construction and enforceability of this Agreement shall be governed by the internal laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (b) Modification, Amendment, Waiver. No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by both parties. Either party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
          (c) Headings. The heading and section or subsection designations of this Agreement are included solely for convenience of reference and shall in no event be construed to define or limit any provisions of this Agreement.
          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Any facsimile of this Agreement shall be considered an original document.
          (e) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
          (f) Code Section 409A.
          (i) It is intended that this Agreement will comply with Code Section 409A, and any regulations and guidelines issued thereunder, to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.
          (ii) As referenced in Section 3 and notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (A) the expiration of the six (6) month period measured from the date of his “separation from service” and (B) the date of his death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company’s obligations under this Agreement.
          (iii) For all purposes under this Agreement, reference to the Executive’s “termination of employment” or “Date of Termination” (and corollary terms) shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.
          (iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.

BRIGHTPOINT, INC.
By:	/s/ Jerre L. Stead
Name: Jerre L. Stead
Its: Lead Independent Director

/s/ J. Mark Howell
J. Mark Howell